As filed with the Securities and Exchange Commission on December 22, 2004                      Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JOY GLOBAL INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	39-1566457 (I.R.S. Employer Identification No.)
100 East Wisconsin Ave, Suite 2780 Milwaukee, Wisconsin (Address of principal executive offices)	53202 (Zip Code)

Joy Global Inc. 2003 Stock Incentive Plan
(Full title of the plan)

Oren B. Azar, Esq.
Secretary and Associate General Counsel
Joy Global Inc.
100 East Wisconsin Avenue, Suite 2780
Milwaukee, WI 53202
(414) 319-8500
(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1 per share, and associated Preferred Stock Purchase Rights	3,500,000 shares	$ 40.26(2)	$ 140,910,000 (2)	$ 16,585.11 (2)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional shares of Common Stock which may be issuable under the plan to reflect stock splits, stock dividends, mergers and other capital changes. Each share of Common Stock will have attached thereto one Preferred Stock Purchase Right issued pursuant to the Company’s Rights Agreement (subject to adjustment under the terms of the Rights Agreement).

(2)

Estimated pursuant to Rule 457(c) and 457(h) solely for purposes of calculating the amount of the registration fee based upon the average of the high and low prices reported for shares of the registrant’s common stock on the Nasdaq National Market on December 17, 2004. No separate consideration will be received for preferred stock purchase rights, which initially will trade together with the common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.         Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents, which have been filed by the registrant (Commission File No. 1-9299) with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated in this registration statement by reference:

(a) The registrant’s Annual Report on Form 10-K for the fiscal year ended October 30, 2004.

(b) The description of the registrant’s common stock contained in the registrant’s Current Report on Form 8-K filed December 22, 2004.

    (c)               The description of the registrant’s preferred stock purchase rights contained in the registrant’s Registration Statement on Form 8-A filed on July 17, 2002, including any amendment or report filed for the purpose of updating such description.

    All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01of Form 8-K, unless otherwise indicated therein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.     Interests of Named Experts and Counsel.

        Oren B. Azar, Esq. is an officer of the registrant and holds options to purchase shares of the registrant’s common stock.

Item 6.    Indemnification of Directors and Officers.

        The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation’s best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his or her conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him or her and incurred by him or her in any indemnified capacity, or arising out of his or her status as such, regardless of whether the corporation would otherwise have the power to indemnify him or her under the DGCL.

        In addition, Section 102 of the DGCL allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock repurchase in violation of the DGCL, or (iv) obtains an improper personal benefit.

        Article 6 of the Amended and Restated Certificate of Incorporation of the registrant provides that, to the fullest extent permitted by the DGCL, as presently existing or as amended, no director of the registrant shall be liable to the registrant or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the registrant or its stockholders.

        Article III, Section 15 of the Amended and Restated Bylaws of the registrant provides that each person who was or is made a party, or is threatened to be made a party to, or is involved in any action, suit, arbitration, mediation or proceeding, whether civil, criminal, administrative or investigative, whether domestic or foreign, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as director, officer, fiduciary, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the registrant to the fullest extent not prohibited by the DGCL, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification conferred in the bylaws is a contract right and is not exclusive of any other right which any person may have or acquire. The registrant may maintain insurance, at its expense, to protect itself and any applicable person against any such expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 7.     Exemption from Registration Claimed.

        Not applicable.

Item 8.     Exhibits.

        An Exhibit Index follows the signatures page in this registration statement, which Exhibit Index is incorporated by reference.

Item 9.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on December 22, 2004.

JOY GLOBAL INC. /s/ John Nils Hanson Director, Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Nils Hanson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities indicated on December 22, 2004.

Signature	Title
--------------------------------------------------- John Nils Hanson	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)
--------------------------------------------------- Donald C. Roof	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)
--------------------------------------------------- Michael S. Olsen	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
--------------------------------------------------- Steven L. Gerard	Director
--------------------------------------------------- Ken C. Johnsen	Director
--------------------------------------------------- James R. Klauser	Director
--------------------------------------------------- Richard B. Loynd	Director
--------------------------------------------------- Paul Eric Siegert	Director
--------------------------------------------------- James H. Tate	Director

Joy Global Inc.
(Commission File No. 1-9299)

EXHIBIT INDEX
to
Form S-8 Registration Statement

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 of the registrant's current report on Form 8-K dated as of July 12, 2001).
4.2	Amended and Restated Bylaws of the registrant, as amended on January 15, 2002, (incorporated by reference to Exhibit 3.1 of the registrant's current report on Form 8-K dated July 12, 2001).
4.3	Specimen Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.4 of the registrant's current report on Form 8-K dated July 12, 2001).
4.4
Rights Agreement, dated as of July 16, 2002, between the registrant and American Stock Transfer and Trust Company, as rights agent, including the Form of Certificate of Designations, the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibits A, B and C (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on July 17, 2002).
5.1	Opinion of Oren B. Azar, Esq.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Counsel (included in Exhibit 5.1 of this registration statement).
24	Powers of Attorney (incorporated by reference to the signatures page of this registration statement).
99.1	Joy Global Inc. 2003 Stock Incentive Plan (incorporated by reference to Exhibit 10(a) of the registrant's current report on Form 10-Q for the quarter ended May 3, 2003.